Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262281

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated May 20, 2022)

ads-tec energy PLC

43,937,083 ORDINARY SHARES

11,662,486 ORDINARY SHARES Issuable upon Exercise of Warrants

11,662,486 WARRANTS

This prospectus supplement amends and supplements the prospectus dated May 20, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-262281), that relates to the issuance by us of an aggregate of up to 11,662,486 of our ordinary shares, nominal value $0.0001 per share (“Ordinary Shares”), (b) the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (collectively, the “Selling Securityholders”) of up to 55,599,569 of our Ordinary Shares, (c) up to 7,187,486 Public Warrants, (d) up to 4,375,000 Private Warrants, and (e) up to 100,000 Lender Warrants (as defined in the Prospectus).

Our Ordinary Shares and Public Warrants (as defined in the Prospectus) are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ADSE” and “ADSEW”, respectively. On November 10, 2022, the closing sale price as reported on Nasdaq of our Ordinary Shares was $5.28 per share and of our Public Warrants was $0.59 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2022.

EXPLANATORY NOTE

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16 under the Securities Exchange Act of 1934

For the month of November 2022

Commission File Number 001-41188

ADS-TEC ENERGY PUBLIC LIMITED COMPANY

(Translation of registrant’s name into English)

10 Earlsfort Terrace

Dublin 2, D02 T380, Ireland

Telephone: +353 1 920 1000

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ____

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ____

CONTENTS

Explanatory Note

Attached hereto are the notice and proxy materials related to the Annual General Meeting of Shareholders of ads-tec Energy PLC to be held on November 30, 2022.

Exhibit List

Exhibit No.	Description
99.1	Notice and Proxy Materials for the 2022 Annual General Meeting of ads-tec Energy PLC
99.2	Form of Proxy Card

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 15, 2022	ads-tec Energy PLC

	By:	/s/ Wolfgang Breme
	Name:	Wolfgang Breme
	Title:	Chief Financial Officer

2

Exhibit 99.1

Notice of Annual General Meeting 2022

i

Ads-Tec Energy plc

(the “Company”)

(Registered in Ireland No. 700539)

Directors	Registered Office

Salina Love Thomas Speidel Kurt Lauk Joseph Brancato Bazmi Rizwan Husain Kenneth R. Kent	Ads-Tec Energy plc, 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland

Dear Shareholder

Introduction

I am writing to you to outline the background to the proposals to be put forward at the forthcoming Annual General Meeting (“AGM”) of the Company, all of which the board of directors (the “Board” or the “Directors”) considers to be in the best interests of the Company and the shareholders as a whole and are recommending for your approval.

Your attention is drawn to the Notice of the AGM of the Company. The AGM will be held at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on 30 November, 2022 at 3.00 pm (Dublin time) and the Notice is set out at page 3 of this document. The ordinary business to be transacted at the AGM is set out in proposals 1 to 3 in the Notice of meeting. These proposals are described further below.

Board Changes

In accordance with the provisions of Article 158.1 of the Company’s Articles of Association, the term of service for each of the Directors in Class I terminates at the conclusion of this year’s AGM. Our sole Class I Director is Joseph Brancato.

Joseph Brancato will be seeking re-election at this year’s AGM, as further detailed in Proposal 1 below.

Proposal 1 – Re-election of Joseph Brancato for a three-year term

In accordance with the provisions of Article 158.4 of the Company’s Articles of Association, Mr Joseph Brancato is required to retire by rotation at the AGM and, being eligible, he is offering himself for re-election as a Class I Director. The performance of the aforementioned Director has been formally evaluated and the Board considers that his performance continues to be effective and he demonstrates commitment to his role as a Director.

Proposal 2 - To acknowledge the re-appointment of the statutory auditors

This item is on the agenda to allow the shareholders to acknowledge the re-appointment of the statutory auditors BDO AG Wirtschaftsprüfungsgesellschaft. This item is being put forward as a non-binding advisory proposal because, under the Companies Act 2014, the re-appointment of the auditors is automatic unless they resign or a proposal is put forward to remove them.

Proposal 3 – To authorise the Directors to fix the remuneration of the statutory auditors

This is a proposal authorising the Board to fix the remuneration of the statutory auditors in line with agreed terms of engagement as approved by the Audit Committee.

Further Action

Proxy votes must be received no later than 3.00 pm (Dublin Time) on Tuesday, 29 November 2022.

Recommendation

Your Board believes that the proposals to be put forward at the AGM are in the best interests of the Company and its shareholders. Accordingly, your Directors unanimously recommend that you vote in favour of the proposals as they intend to do in respect of all the ordinary shares which can be voted by them.

Yours sincerely

/s/ Kurt Lauk
Kurt Lauk
Chairman
7 November, 2022

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting (“AGM”) of Ads-Tec Energy plc (the “Company”) will be held at 3.00 pm (Dublin Time) on Wednesday, 30 November, 2022 in Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland for the following purposes:

As ordinary resolutions

1.	To re-elect Joseph Brancato as a Class I Director for a three-year term, who retires in accordance with the Articles of Association and, being eligible, offers himself for re-election.

2.	To re-appoint BDO AG Wirtschaftsprüfungsgesellschaft as statutory auditor of the Company.

3.	To authorise the directors to fix the remuneration of the statutory auditor for the year ending 31 December 2022.

Your Board believes that the proposals to be put forward at the AGM are in the best interests of the Company and its shareholders. Accordingly, your Directors unanimously recommend you vote in favour of the proposals. Registered shareholders of the Company at the close of business on the record date (4 November 2022) are eligible to vote at the meeting.

Your vote is important. To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:

●	Mail: If you received a proxy card in the mail, mark, sign and date your proxy card and return in the postage-paid envelope; or

●	In person: You may attend the AGM in person at the above address.

The latest time for receipt of proxies is 3.00 pm (Dublin Time), Tuesday, 29 November 2022. We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers about the Annual General Meeting” on pages 4, 5 and 8.

For and on behalf of the Board,

/s/ Bradwell Limited

Bradwell Limited

Company Secretary

Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland

7 November, 2022

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING

Why did I receive this notice?

You received this notice because you were a shareholder of record as of close of business on Friday, 4 November 2022.

What is the date, time and location of the Annual General Meeting?

We will hold the Annual General Meeting at 3.00 pm (Dublin Time) on Wednesday, 30 November, 2022, at the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, subject to any adjournments or postponements. For directions to the meeting, you may contact our Company Secretary, Bradwell Limited at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

Should we determine that alternative arrangements may be advisable or required, such as changing the date, time or location of the meeting or holding the meeting by other means such as by remote electronic communication, we will announce our decision by press release and post additional information on the Investor Relations section of our website (https://www.adstec-energy.com/). If you plan to attend the meeting in person, please check the Investor Relations section of our website prior to the meeting, as circumstances may change upon short notice.

Who is entitled to vote?

The Board has set Friday, 4 November 2022 as the record date for the Annual General Meeting. All persons who were registered holders of Ads-Tec Energy plc ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual General Meeting and will be entitled to receive notice of, and to attend and vote at, the Annual General Meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares.

As of the close of business on the record date, there were 48,807,898 ordinary shares outstanding. Each shareholder of record is entitled to one vote per ordinary share on each matter submitted to a vote of shareholders. Your shares will be represented if you attend and vote at the Annual General Meeting.

How do I vote?

Registered shareholders (that is, shareholders who hold their shares directly with our transfer agent, Continental Stock Transfer & Trust Company) can vote in any of the following ways:

●	By Mail: You may mark, sign, date and return your proxy card in the enclosed postage-paid envelope. Proxies must be received by the deadline, which is 3.00 pm (Dublin Time) on Tuesday, 29 November 2022.

●	In Person: Attend the Annual General Meeting in Dublin at 3.00 pm (Dublin Time) on Wednesday, 30 November 2022 or send a personal representative with an appropriate proxy vote at the meeting. Please contact our Company Secretary, Bradwell Limited, 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland for additional information about sending a personal representative on your behalf. For information about how to attend the Annual General Meeting, please see “What do I need to be admitted to the Annual General Meeting?” below.

If I am a beneficial owner of shares held in street name, how do I vote?

If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting.

What are the deadlines to submit my vote?

Proxy cards returned by mail must be received by 3.00 pm (Dublin Time) on Tuesday, 29 November 2022.

Can I revoke my proxy or change my vote after I have voted?

Yes. If you are a registered shareholder and previously voted, you may revoke your proxy or change your vote by:

●	attending the Annual General Meeting in Dublin and submitting a new poll card during the meeting; or

●	sending a written notice of revocation to our Company Secretary, Bradwell Limited, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, which must be received by 3.00 pm (Dublin Time) on Tuesday, 29 November 2022.

If you are a beneficial owner of shares held in street name, you must contact the holder of record to revoke a previously authorised proxy.

What do I need to be admitted to the Annual General Meeting?

For shareholders who plan to attend the Annual General Meeting in person, at the entrance to the Annual General Meeting in Dublin, we will request to see valid photo identification, such as a driver’s license or passport. We will also need to determine if you owned ordinary shares on the record date by:

●	asking to review evidence of your share ownership as of 4 November 2022, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting; or

●	verifying your name and share ownership against our list of registered shareholders.

If you are acting as a proxy, we will need to review a valid written legal proxy signed by the registered owner of the ordinary shares granting you the required authority to attend the meeting and vote such shares.

What constitutes a quorum?

In order to establish a quorum at the Annual General Meeting there must be at least two shareholders present in person or by proxy who have the right to attend and vote at the meeting and who together hold shares representing more than 50% of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as present.

How are votes counted?

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the proposals presented. A vote “FOR” will be counted in favour of the proposal or director nominee and a vote “AGAINST” will be counted against each proposal or nominee. Except as described below, an “ABSTAIN” vote will not be counted “FOR” or “AGAINST” and will have no effect on the voting results for any of the proposals in this notice. Link Registrars Limited will monitor all votes and assist us in tabulating the votes.

What is a “broker non-vote” and how does it affect voting?

If you are a beneficial owner whose shares are held of record by a broker, we encourage you to instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. This is called a “broker non-vote”, which occurs for proposals considered “non-routine” under NASDAQ rules. Your broker will, however, still be able to register your shares as being present at the Annual General Meeting for purposes of determining the presence of a quorum and will be able to vote on “routine” proposals.

The “routine” proposals in this notice are Proposal 2 and 3, for which your broker has discretionary voting authority under the NASDAQ rules to vote your shares, even if the broker does not receive voting instructions from you. Proposal 1 is considered “non-routine” such that, if you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions, a broker non-vote will occur and your shares will not be voted on this proposal.

What is the vote required to approve each of the proposals discussed in the notice?

The chart below summarises the voting requirements and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the Annual General Meeting.

Proposal	Required Approval	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions
1. Appointment of Director	Majority of Votes Cast unless the election is contested, in which case the Director who receives the highest number of votes will be appointed	No	No effect	No effect
2. Ratify the Appointment of Auditors	Majority of Votes Case	Yes	N/A	No effect
3. Approve Remuneration of Auditors	Majority of Votes Cast	Yes	N/A	No effect

ADDITIONAL INFORMATION

Availability of Materials

Important Notice Regarding the Availability of Materials for the 2022 Annual General Meeting of Shareholders to Be Held on 30 November, 2022: The notice, is available free of charge at https://www.adstec-energy.com/.

Submission of Future Shareholder Proposals

Our annual general meeting of shareholders for 2023 is expected to be held in September 2023. In accordance with the rules established by the SEC, any shareholder proposal submitted and to be included in the notice for that meeting must be received by us by 1 May 2023. If you would like to submit a shareholder proposal to be included in that notice, you should send your proposal to our Company Secretary, Bradwell Limited, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland. In order for your proposal to be included in the notice, the proposal must comply with the requirements established by the SEC and our Articles of Association.

Pursuant to our Articles of Association, a shareholder must give notice of any intention to present a proposal at the Annual General Meeting, including a proposal to appoint a director, not less than 60 nor more than 90 days before the first anniversary of the preceding year’s annual general meeting (“traditional advance notice”). Subject to our Articles of Association, any notice of an intention to present a proposal pursuant to traditional advance notice must be received by our Company Secretary on or after June 23, 2023 but no later than July 24, 2023.

Irish law currently provides that shareholders holding 10% or more of the total voting rights may request that the directors call an extraordinary general meeting at any time. The shareholders who wish to request an extraordinary general meeting must deliver to Bradwell Limited, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, a written notice, signed by the shareholders requesting the meeting and stating the purposes of the meeting. If the directors do not, within 21 days of the date of delivery of the request, proceed to convene a meeting to be held within 2 months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of 3 months from the date of delivery of the request. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the notice under the rules of the SEC.

About Ads-Tec Energy plc

Ads-Tec Energy plc is drawing on more than ten years of experience with lithium-ion technologies, storage solutions and fast charging systems, including the corresponding energy management systems. Its battery based fast charging technology enables electric vehicles to ultrafast charge even on low powered grids and features a very compact design. The high quality and functionality of the battery systems are due to a particularly high depth of development and in-house production. With its advanced system platforms, Ads-Tec Energy plc is a valuable partner for automotive, OEMs, utility companies, and charge-operators.

Ads-Tec Energy plc is organised under the laws of Ireland and maintains its registered office in Ireland at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

Our website address is https://www.adstec-energy.com/. We use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website (Investor Relations - ADS-TEC Energy (adstec-energy.com)) our Annual Report on Form 20-F and our Reports on Form 6-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to section 13(a) or 15(d) of the Exchange Act. We also make available other reports filed with or furnished to the SEC under the Exchange Act through our website, as well as our Code of Ethics and the charters of each of the Board’s committees. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, including Ads-Tec Energy plc, that file electronically with the SEC. Copies of materials we file with the SEC may be reviewed on and printed from the SEC website.

Forward-looking Statements

This notice contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

5

Exhibit 99.2